As filed with the Securities and Exchange Commission on June 19, 2001
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         NEXT LEVEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                      6085 STATE FARM DRIVE                    94-3342408
 (State or Other Jurisdiction       ROHNERT PARK, CALIFORNIA 94928             (I.R.S. Employer
of Incorporation or Organization)           (707) 584-6820                  Identification Number)
                                   (Address, including ZIP code, and
                                 telephone number, including area code,
                              of registrant's principal executive offices)

                              KEITH A. ZAR, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL,
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                         Next Level Communications, Inc.
                              6085 State Farm Drive
                         Rohnert Park, California 94928
                                 (707) 584-6820
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                             ----------------------
                                   COPIES TO:
                          CHRISTOPHER L. KAUFMAN, ESQ.
                                Latham & Watkins
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE

===========================================================================================================
    TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
         SECURITIES TO         AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         BE REGISTERED          REGISTERED       PER SHARE (1)          PRICE (1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
         Common Stock             55,442              $6.75           $374,233.50             $93.56
-----------------------------------------------------------------------------------------------------------

        (1) Estimated solely for the purpose of computing the amount of registration fee, based on the average ($6.75) of the high ($7.00) and low ($6.50) prices for the Common Stock as reported on the Nasdaq National Market on June 15, 2001, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and this prospectus is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                               DATED JUNE 19, 2001


                         NEXT LEVEL COMMUNICATIONS, INC.
                          55,442 SHARES OF COMMON STOCK


        This prospectus relates to the public offering, which is not being underwritten, of 55,442 shares of our common stock, par value $0.01 per share, which may be offered for sale by the selling stockholders named in this prospectus. The selling stockholders may offer their shares of common stock through one or more broker-dealers, in one or more transactions on the Nasdaq National Market in accordance with its rules, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock.

        Our common stock is listed on the Nasdaq National Market under the symbol "NXTV." On June 15, 2001 the last reported sale price for our common stock on the Nasdaq National Market was $6.65.

                                -----------------


        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 3 AND IN OUR LATEST REPORT ON FORM 10-K OR FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this prospectus is June 19, 2001

                               ------------------

                               TABLE OF CONTENTS

        Our Company................................................   1
        Risk Factors...............................................   3
        Where You Can Find More Information........................  15
        Forward-Looking Statements.................................  16
        The Selling Stockholders...................................  16
        Use of Proceeds............................................  18
        Plan of Distribution.......................................  18
        Legal Matters..............................................  19
        Experts....................................................  19

                                   OUR COMPANY

        We design and market high-speed, high-volume, also known as broadband, communications equipment that enables telephone companies and other communications service providers to cost-effectively deliver a full suite of voice, data and video services over the existing copper telephone wire infrastructure. Service providers deploying our equipment can either offer voice, data and video services in a single product offering or offer each service separately depending on subscriber demand and the service providers' objectives. We believe that by installing our equipment, telephone companies and other communications service providers will be able to capitalize on, and compete effectively in, the market for integrated voice, data and video services.

        Telephone companies face increasing competition from cable companies that have recently announced plans to offer traditional voice services, as well as high-speed data and video services. Telephone companies, however, have been constrained in their response to this increased competition because the copper wire infrastructure used by most telephone companies has not been capable of delivering high-speed data and video services. Telephone companies seeking to provide broadband services have generally needed to adopt a complex and costly strategy of installing independent equipment from multiple vendors.

        We believe that our equipment enables telephone companies to compete effectively with cable companies in the growing data and video markets. Our equipment is engineered to provide flexibility to enable telephone companies to cost-effectively deploy multiple services to large numbers of subscribers. Our products include equipment located at a telephone company's central office, in the field and at a subscriber's home or business. Telephone companies using our equipment can generate incremental revenues from their existing subscribers and respond to competing service offerings. Additionally, our products are engineered to provide enhanced security for applications such as electronic commerce.

        Our objective is to be the leading supplier of communications equipment used by telephone companies to deliver voice, data and video services to their residential and business customers. To accomplish this objective, we intend to:

     - capitalize on our existing relationships with regional Bell operating companies to increase our sales as they deploy voice, data and video services more broadly;


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

     - expand our sales into new markets by targeting other communications providers that use a copper telephone wire infrastructure, including local, independent and international telephone companies;

     - maintain and extend our technology leadership to offer new products and features that will provide competitive advantages for all of these communications service providers; and

     - continue to outsource manufacturing of our products to maintain flexibility and reduce costs.

        We commenced operations in July 1994 and recorded our first sale in September 1997. To date, we have sold our products to regional Bell operating companies and to local, independent and international telecommunications markets.

        Our principal executive offices are located at 6085 State Farm Drive, Rohnert Park, California 94928 and our telephone number is (707) 584-6820.


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



                                  RISK FACTORS

Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE INCURRED NET LOSSES AND NEGATIVE CASH FLOW FOR OUR ENTIRE HISTORY, WE EXPECT TO INCUR FUTURE LOSSES AND NEGATIVE CASH FLOW AND WE MAY NEVER ACHIEVE PROFITABILITY.

        We incurred net losses of $22.4 million in the quarter ended March 31, 2001 and $74.8 million in the year ended December 31, 2000. Our ability to achieve profitability on a continuing basis will depend on the successful design, development, testing, introduction, marketing and broad commercial distribution of our broadband equipment products.

        We expect to continue to incur significant product development, sales and marketing, and administrative expenses. In addition, we depend in part on cost reductions to improve gross profit margins because the fixed-price nature of most of our long-term customer agreements prevents us from increasing prices. As a result, we will need to generate significant revenues and improve gross profit margins to achieve and maintain profitability. We may not be successful in reducing our costs or in selling our products in sufficient volumes to realize cost benefits from our manufacturers. We cannot be certain that we can achieve sufficient revenues or gross profit margin improvements to generate profitability.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND PROSPECTS.

        We recorded our first sale in September 1997. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. You should consider our prospects in light of the heightened risks and unexpected expenses and difficulties frequently encountered by companies in an early stage of development. These risks, expenses and difficulties, which are described further below, apply particularly to us because the market for equipment for delivering voice, data and video services is new and rapidly evolving. Due to our limited operating history, it will be difficult for you to evaluate whether we will successfully address these risks.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE, AND THESE FLUCTUATIONS MAY MAKE OUR STOCK PRICE VOLATILE.

        Our quarterly revenues and operating results have fluctuated in the past and are likely to fluctuate significantly in the future. As a result, we believe that quarter-to-quarter comparisons of

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

our operating results may not be meaningful. Fluctuations in our quarterly revenues or operating results may cause volatility in the price of our stock. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors, which may cause the price of our stock to fall. Factors likely to cause variations in our quarterly revenues and operating results include:

     - delays or cancellations of any orders by Qwest, which accounted for approximately 52% of our revenues in the quarter ended March 31, 2001, or by any other customer accounting for a significant portion of our revenues;

     - variations in the timing, mix and size of orders and shipments of our products throughout a quarter or year;

     -  new product introductions by us or by our competitors;

     -  the timing of upgrades of telephone companies' infrastructure;

     -  variations in capital spending budgets of telephone companies; and

     - increased expenses, whether related to sales and marketing, product development or administration.

        The amount and timing of our operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activity. Because most of our operating expenses are fixed in the short term, we may not be able to quickly reduce spending if our revenues are lower than we had projected and our results of operations could be harmed.

OUR CUSTOMER BASE OF TELEPHONE COMPANIES IS EXTREMELY CONCENTRATED AND THE LOSS OF OR REDUCTION IN BUSINESS FROM EVEN ONE OF OUR CUSTOMERS, PARTICULARLY QWEST, COULD CAUSE OUR SALES TO FALL SIGNIFICANTLY.

        A small number of customers have accounted for a large part of our revenues to date. We expect this concentration to continue in the future. If we lose one of our significant customers, our revenues could be significantly reduced. Qwest accounted for 52% and 84% of total revenues in the quarters ended March 31, 2001 and 2000. Our agreements with our customers are cancelable by these customers on short notice, without penalty, do not obligate the customers to purchase any products and are not exclusive. As a result of the merger between U S WEST and Qwest, Qwest slowed its purchases of our equipment while it re-evaluates its plans regarding the deployment of VDSL across its network. Sales to Qwest in the future are dependent upon their decision regarding the deployment of our product. A significant reduction in purchases of our equipment by Qwest could have a material adverse effect on us.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FINANCING TO FUND OUR BUSINESS AND, AS A RESULT, WE MAY NOT BE ABLE TO GROW AND COMPETE EFFECTIVELY.

        We recently signed a $60 million loan agreement with Motorola, Inc. Under the terms of the agreement, Motorola, which owned 75% of our shares as of May 29, 2001, made a $60 million loan commitment to us over a two-year period. We may need to raise additional funds if our estimates of revenues or capital requirements change or prove inaccurate. If we cannot raise

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

these additional funds, we may not be able to grow our business. We may need additional capital if we need to respond to unforeseen technological or marketing hurdles or if we desire to take advantage of unanticipated opportunities. In addition, we expect to review potential acquisitions that would complement our existing product offerings or enhance our technical capabilities that could require potentially significant amounts of capital. Funds may not be available at the time or times needed on terms acceptable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to make acquisitions, to develop new products or to otherwise respond to competitive pressures effectively.

CONSOLIDATION AMONG TELEPHONE COMPANIES MAY REDUCE OUR SALES.

        Consolidation in the telecommunications industry may cause delays in the purchase of our products and cause a reexamination of strategic and purchasing decisions by our customers. In addition, we may lose relationships with key personnel within a customer's organization due to budget cuts, layoffs, or other disruptions following a consolidation. For example, our sales to NYNEX, previously one of our largest clients, have decreased significantly as a result of a shift in focus resulting from its merger with Bell Atlantic. In addition, as a result of the merger between U S WEST and Qwest, Qwest has slowed its purchases of our equipment while it re-evaluates its plans regarding deployment of VDSL across its network.

BECAUSE OUR SALES CYCLE IS LENGTHY AND VARIABLE, THE TIMING OF OUR REVENUE IS DIFFICULT TO PREDICT, AND WE MAY INCUR SALES AND MARKETING EXPENSES WITH NO GUARANTEE OF A FUTURE SALE.

        Customers view the purchase of our products as a significant and strategic decision. As a result, customers typically undertake significant evaluation, testing and trial of our products before deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from nine months to more than a year. Before a customer places an order, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, product purchases are frequently subject to unexpected administrative, processing and other delays on the part of our customers. This is particularly true for customers for whom our products represent a very small percentage of their overall purchasing activities. As a result, sales forecasted to be made to a specific customer for a particular quarter may not be realized in that quarter; and this could result in lower than expected revenues.

A SIGNIFICANT MARKET FOR OUR PRODUCTS MAY NOT DEVELOP IF TELEPHONE COMPANIES DO NOT SUCCESSFULLY DEPLOY BROADBAND SERVICES SUCH AS HIGH-SPEED DATA AND VIDEO.

        Telephone companies have just recently begun offering high-speed data services, and most telephone companies have not offered video services at all. Unless telephone companies make the strategic decision to enter the market for providing broadband services, a significant market for our products may not develop. Sales of our products largely depend on the increased use and widespread adoption of broadband services and the ability of our customers to market and sell broadband services, including video services, to their customers. Certain critical issues concerning use of broadband services are unresolved and will likely affect their use. These issues

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

include security, reliability, speed and volume, cost, government regulation and the ability to operate with existing and new equipment.

        Even if telephone companies decide to deploy broadband services, this deployment may not be successful. Our customers have delayed deployments in the past and may delay deployments in the future. Factors that could cause telephone companies not to deploy, to delay deployment of, or to fail to deploy successfully the services for which our products are designed include the following:

     -  industry consolidation;

     -  regulatory uncertainties and delays affecting telephone companies;

     - varying quality of telephone companies' network infrastructure and cost of infrastructure upgrades and maintenance;

     - inexperience of telephone companies in obtaining access to video programming content from third party providers;

     - inexperience of telephone companies in providing broadband services and the lack of sufficient technical expertise and personnel to install products and implement services effectively;

     -  uncertain subscriber demand for broadband services; and

     - inability of telephone companies to predict return on their investment in broadband capable infrastructure and equipment.

        Unless our products are successfully deployed and marketed by telephone companies, we will not be able to achieve our business objectives and increase our revenues.

GOVERNMENT REGULATION OF OUR CUSTOMERS AND RELATED UNCERTAINTY COULD CAUSE OUR CUSTOMERS TO DELAY THE PURCHASE OF OUR PRODUCTS.

        The Telecommunications Act requires telephone companies, such as the regional Bell operating companies, to offer their competitors cost-based access to some elements of their networks, including facilities and equipment used to provide high-speed data and video services. These telephone companies may not wish to make expenditures for infrastructure and equipment required to provide broadband services if they will be forced to allow competitors access to this infrastructure and equipment. The Federal Communications Commission, or FCC, announced that, except in limited circumstances, it will not require incumbent carriers to offer their competitors access to the facilities and equipment used to provide high-speed data services. Nevertheless, other regulatory and judicial proceedings relating to telephone companies' obligations to provide elements of their network to competitors are pending. The FCC also requires incumbent carriers to permit competitive carriers to colocate their equipment with the local switching equipment of the incumbents. The FCC's colocation rules recently have been vacated in part and continue to be subject to regulatory and judicial proceedings. The uncertainties caused by these regulatory proceedings may cause these telephone companies to delay purchasing decisions at least until the proceedings and any related judicial appeals are completed. The outcomes of these regulatory proceedings, as well as other FCC regulation, may cause these telephone companies not to deploy services for which our products are designed or to

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

further delay deployment. Additionally, telephone companies' deployment of broadband services may be slowed down or stopped because of the need for telephone companies to obtain permits from city, state or federal authorities to implement infrastructure.

OUR CUSTOMERS AND POTENTIAL CUSTOMERS WILL NOT PURCHASE OUR PRODUCTS IF THEY DO NOT HAVE THE INFRASTRUCTURE NECESSARY TO USE OUR PRODUCTS.

        The copper wire infrastructures over which telephone companies may deliver voice, data and video services using our products vary in quality and reliability. As a result, some of these telephone companies may not be able to deliver a full set of voice, data and video services to their customers, despite their intention to do so, and this could harm our sales. Even after installation of our products, we remain highly dependent on telephone companies to continue to maintain their infrastructure so that our products will operate at a consistently high performance level. Infrastructure upgrades and maintenance may be costly, and telephone companies may not have the necessary financial resources. This may be particularly true for our smaller customers and potential customers such as independent telephone companies and domestic local telephone companies. If our current and potential customers' infrastructure is inadequate, we may not be able to generate anticipated revenues from them.

IF COMPETING TECHNOLOGIES THAT OFFER ALTERNATIVE SOLUTIONS TO OUR PRODUCTS ACHIEVE WIDESPREAD ACCEPTANCE, THE DEMAND FOR OUR PRODUCTS MAY NOT DEVELOP.

        Technologies that compete with our products include other telecommunications-related wireline technologies, cable-based technologies, fixed wireless technologies and satellite technologies. If these alternative technologies are chosen by our existing and potential customers, our business, financial condition and results of operations could be harmed. In particular, cable operators are currently deploying products that will be capable of delivering voice, high-speed data and video services over cable, including products from General Instrument, our principal stockholder, and Motorola, its parent. Our technology may not be able to compete effectively against these technologies on price, performance or reliability.

        Our customers or potential customers that also offer cable-based services may choose to purchase cable-based technologies. Cable service providers that offer not only data and video but also telephony over cable systems will give subscribers the alternative of purchasing all communications services from a single communications service provider, allowing the potential for more favorable pricing and a single point of contact for bill payment and customer service. If these services are implemented successfully over cable connections, they will compete directly with the services offered by telephone companies using our products. In addition, several telephone companies have commenced the marketing of video services over direct broadcast satellite while continuing to provide voice and data services over their existing copper wire infrastructure. If any of these services are accepted by consumers, the demand for our products may not develop and our ability to generate revenues will be harmed.


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WE FACE INTENSE COMPETITION IN PROVIDING EQUIPMENT FOR TELECOMMUNICATIONS
NETWORKS FROM LARGER AND MORE WELL-ESTABLISHED COMPANIES, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES.

        Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and distribution resources than we do. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we are able to, which could result in the loss of current customers and impair our ability to attract potential customers.

        Our significant current competitors include Advanced Fibre Communications, Alcatel, Cisco Systems, Efficient Networks, Ericsson, Lucent Technologies, Nokia, Nortel Networks, RELTEC (acquired by BAE Systems, CNI Division, formerly GEC Marconi), Scientific Atlanta, Siemens and our largest stockholder, General Instrument/Motorola, as well as emerging companies that are developing new technologies. Some of these competitors have existing relationships with our current and prospective customers. In addition, we anticipate that other large companies, such as Matsushita Electric Industrial which markets products under the Panasonic brand name, Microsoft, Network Computer, Philips, Sony, STMicroelectronics and Toshiba America will likely introduce products that compete with our N(3) Residential Gateway product in the future. Our customer base may be attracted by the name and resources of these large, well-known companies and may prefer to purchase products from them instead of us.

CONSOLIDATION OF OUR COMPETITORS MAY CAUSE US TO LOSE CUSTOMERS AND NEGATIVELY AFFECT OUR SALES.

        Consolidation in the telecommunications equipment industry may strengthen our competitors' positions in our market, cause us to lose customers and hurt our sales. For example, as a result of the merger between U S WEST and Qwest, Qwest has slowed its purchases of our equipment while it re-evaluates its plans regarding the deployment of VDSL across its network. In addition, Alcatel acquired DSC Communications, Lucent acquired Ascend Communications and BAE Systems, CNI Division, formerly GEC Marconi, acquired RELTEC. Acquisitions such as these may strengthen our competitors' financial, technical and marketing resources and provide them access to regional Bell operating companies and other potential customers. Consolidation may also allow some of our competitors to penetrate new markets that we have targeted, such as domestic local, independent and international telephone companies. This consolidation may negatively affect our ability to increase revenues.

IF WE DO NOT RESPOND QUICKLY TO CHANGING CUSTOMER NEEDS AND FREQUENT NEW PRODUCT INTRODUCTIONS BY OUR COMPETITORS, OUR PRODUCTS MAY BECOME OBSOLETE.

        Our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing products and develop and introduce new products that keep pace with:


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


     -  the increasing use of the Internet;

     -  the growth in remote access by telecommuters;

     - the increasingly diverse distribution sources for high quality digital video; and

     -  other industry and technological trends.

        We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. If we fail to timely and cost-effectively develop new products that respond to new technologies and customer needs, the demand for our products may fall and we could lose revenues.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THE LOSS OF THEIR SERVICES COULD DISRUPT OUR OPERATIONS AND OUR CUSTOMER RELATIONSHIPS.

        None of our executive officers or key employees is bound by an employment agreement. Many of these employees have a significant number of options to purchase our common stock. Many of these options are currently vested and some of our key employees may leave us once they have exercised their options. In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with our regional Bell operating company customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships.

COMPETITION FOR QUALIFIED PERSONNEL IN THE TELECOMMUNICATIONS EQUIPMENT INDUSTRY IS INTENSE, AND IF WE ARE NOT SUCCESSFUL IN ATTRACTING AND RETAINING THESE PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

        Competition for qualified personnel in the telecommunications equipment industry, specifically in the Rohnert Park, California area, is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract qualified personnel could harm the growth of our business.

        We are actively searching for research and development engineers and sales and marketing personnel who are in short supply. Competitors and others have in the past and may in the future attempt to recruit our employees. In addition, companies in the telecommunications industry whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We may receive such notices in the future as we seek to hire qualified personnel and such notices may result in material litigation and related disruption to our operations.

OUR OPERATIONS AND CUSTOMER RELATIONSHIPS MAY BECOME STRAINED DUE TO RAPID EXPANSION.

        We have expanded our operations rapidly since inception. We intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities both inside and outside the United States. This rapid growth places a significant demand on management and


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

operational resources. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support our future operations. To manage expansion effectively, we must implement and improve our operational systems, procedures, controls and customer service on a timely basis. We expect significant strain on our order and fulfillment process and our quality control systems if significant expansion of business activity occurs. If we are unable to properly manage this growth, our operating results, reputation and customer relationships could be harmed.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY AFFECT OUR ABILITY TO COMPETE, AND WE COULD LOSE CUSTOMERS.

        We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our intellectual property. There is no guarantee that these safeguards will protect our intellectual property and other valuable confidential information. If our methods of protecting our intellectual property in the United States or abroad are not adequate, our competitors may copy our technology or independently develop similar technologies and we could lose customers. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. If we fail to adequately protect our intellectual property, it would be easier for our competitors to sell competing products, which could harm our business.

THIRD-PARTY CLAIMS REGARDING INTELLECTUAL PROPERTY MATTERS COULD CAUSE US TO STOP SELLING OUR PRODUCTS, LICENSE ADDITIONAL TECHNOLOGY OR PAY MONETARY DAMAGES.

        From time to time, third parties, including our competitors and customers, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in our market grows and the functionality of products overlaps, and our products may currently infringe on one or more United States or international patents. The results of any litigation are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required:

     - to pay substantial damages, including paying treble damages if we are held to have willfully infringed;

     -  to halt the manufacture, use and sale of infringing products;

     - to expend significant resources to develop non-infringing technology; and/or

     -  to obtain licenses to the infringing technology.

        Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. In addition, we indemnify our customers for patent infringement claims, and we may be required to obtain licenses on their behalf, which could subject us to significant additional costs.

WE DEPEND ON THIRD-PARTY MANUFACTURERS AND ANY DISRUPTION IN THEIR MANUFACTURE OF OUR PRODUCTS WOULD HARM OUR OPERATING RESULTS.

        We contract for the manufacture of all of our products and have limited in-house manufacturing capabilities. We rely primarily on two large contract manufacturers: SCI Systems and ACT Manufacturing. The efficient operation of our business will depend, in large part, on our ability to have these and other companies manufacture our products in a timely manner, cost-effectively and in sufficient volumes while maintaining consistent quality. As our business grows, these manufacturers may not have the capacity to keep up with the increased demand. Any manufacturing disruption could impair our ability to fulfill orders and could cause us to lose customers.

WE HAVE NO LONG-TERM CONTRACTS WITH OUR MANUFACTURERS, AND WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS ON TIME IF ANY OF THESE MANUFACTURERS STOP MAKING OUR PRODUCTS.

        We have no long-term contracts or arrangements with any of our contract manufacturers that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will have to identify acceptable alternative manufacturers, which could take in excess of three months. It is possible that a source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and on a timely basis. If we cannot find alternative sources for the manufacture of our products, we will not be able to meet existing demand. As a result, we may lose existing customers, and our ability to gain new customers may be significantly constrained.

OUR INABILITY TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE OF OUR DEPENDENCE ON COMPONENTS FROM KEY SOLE SUPPLIERS COULD RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND COULD HARM OUR REVENUES.

        Some parts, components and equipment used in our products are obtained from sole sources of supply. If our sole source suppliers or we fail to obtain components in sufficient quantities when required, delivery of our products could be delayed resulting in decreased revenues. Additional sole-sourced components may be incorporated into our equipment in the future. We do not have any long-term supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results.

THE OCCURRENCE OF ANY DEFECTS, ERRORS OR FAILURES IN OUR PRODUCTS COULD RESULT IN DELAYS IN INSTALLATION, PRODUCT RETURNS AND OTHER LOSSES TO US OR TO OUR CUSTOMERS OR END-USERS.

        Our products are complex and may contain undetected defects, errors or failures. These problems have occurred in our products in the past and additional problems may occur in our products in the future and could result in the loss of or delay in market acceptance of our products. In addition, we have limited experience with commercial deployment and we expect additional defects, errors and failures as our business expands from trials to commercial deployment at certain customers. We will have limited experience with the problems that could arise with any new products that we introduce. Further, our customer agreements generally include a longer warranty for defects than our manufacturing agreements. These defects could result in a loss of sales and additional costs and liabilities to us as well as damage to our reputation and the loss of our customers.

WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUES.

        We plan to extend the marketing and sales of our products internationally. International operations are generally subject to inherent risks and challenges that could harm our operating results, including:

     -  unexpected changes in telecommunications regulatory requirements;

     -  limited number of telephone companies operating internationally;

     - expenses associated with developing and customizing our products for foreign countries;

     - tariffs, quotas and other import restrictions on telecommunications equipment;

     -  longer sales cycles for our products; and

     - compliance with international standards that differ from domestic standards.

        To the extent that we generate international sales in the future, any negative effects on our international business could harm our business, operating results and financial condition. In particular, fluctuating exchange rates may contribute to fluctuations in our results of operations.

MOTOROLA MAY EXERCISE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND AFFAIRS AND OUR STOCKHOLDER VOTES AND, FOR ITS OWN REASONS, COULD PREVENT TRANSACTIONS WHICH OUR OTHER STOCKHOLDERS MAY VIEW AS FAVORABLE.

Motorola beneficially owns approximately 75% of the outstanding shares of our common stock as of May 29, 2001. We recently signed a $60 million loan agreement with Motorola under which Motorola received warrants to purchase 1,500,000 shares of our common stock at $7.39 per share upon signing and will receive a pro rata portion of warrants to purchase 3,000,000 shares of our common stock at $7.39 per share upon signing with each draw down of the loan. If any of the loan is still outstanding in 12, 18 or 21 months from May 17, 2001, Motorola will receive an additional three million warrants in one million increments at each of these dates. Exercise of any of these warrants would increase the percentage of outstanding shares of our common stock owned by Motorola. Motorola will be able to exercise significant influence over all matters relating to our business and affairs, including approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us and could prevent you from receiving a premium for your shares.

        We do not know whether Motorola's plans for our business and affairs will be different than our existing plans and whether any changes that may be implemented under Motorola's control will be beneficial or detrimental to our other stockholders.

OUR PRINCIPAL STOCKHOLDER AND ITS PARENT MAY HAVE INTERESTS THAT CONFLICT WITH THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS AND US AND MAY CAUSE US TO FORGO OPPORTUNITIES OR TAKE ACTIONS THAT DISPROPORTIONATELY BENEFIT OUR PRINCIPAL STOCKHOLDER.

        It is possible that Motorola could be in a position involving a conflict of interest with us. In addition, individuals who are officers or directors of Motorola and of us may have fiduciary duties to both companies. For example, a conflict may arise if our principal stockholder were to engage in activities or pursue corporate opportunities that may overlap with our business. These conflicts could harm our business and operating results. Our certificate of incorporation contains provisions intended to protect our principal stockholder and these individuals in these situations. These provisions limit your legal remedies.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.

        The stock markets have in general, and with respect to high technology companies, including us, in particular, recently experienced extreme stock price and volume volatility, often unrelated to the financial performance of particular companies. The price at which our common stock will trade in the future is likely to also be highly volatile and may fluctuate substantially due to factors such as:

     -  actual or anticipated fluctuations in our operating results;

     -  changes in or our failure to meet securities analysts' expectations;

     -  announcements of technological innovations by us or our competitors;

     -  introduction of new products and services by us or our competitors;

     -  limited public float of our common stock;

     - conditions and trends in the telecommunications and other technology industries; and

     -  general economic and market conditions.

SALES OF SHARES OF OUR COMMON STOCK BY EXISTING STOCKHOLDERS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

        As of May 29, 2001, Motorola owned 64,103,724 shares of our common stock and warrants to purchase an additional 3,000,000 shares of our common stock. As of May 1, 2001, FMR Corporation owned 5,601,500 shares of our common stock and Kevin Kimberlin Partners, LP and its affiliates owned 2,933,128 shares of our common stock and its affiliates held warrants to purchase an additional 4,288,764 shares of our common stock. If Motorola, FMR, Kevin

Kimberlin Partners LP and its affiliates or any of our other stockholders sells substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market, the market price of the common stock could fall. In addition, any distribution of shares of our common stock by Motorola to its stockholders could also have an adverse effect on the market price.

        Motorola and Kevin Kimberlin Partners LP and its related persons and their transferees are entitled to registration rights pursuant to which they may require that we register their shares under the Securities Act. In addition, as of May 29, 2001, there were outstanding options to purchase 22,111,832 shares of our common stock. Subject to vesting provisions and, in the case of our affiliates, volume and manner of sale restrictions, the shares of common stock issuable upon the exercise of our outstanding employee options will be eligible for sale into the public market at various times.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY THAT A STOCKHOLDER MAY CONSIDER FAVORABLE.

        Several provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of preferred stock without stockholder approval;

     - providing for a classified board of directors with staggered, three-year terms;

     -  prohibiting cumulative voting in the election of directors;

     -  restricting business combinations with interested stockholders;

     -  limiting the persons who may call special meetings of stockholders;

     -  prohibiting stockholder action by written consent;

     - establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted on by stockholders at stockholder meetings; and

     - requiring super-majority voting to effect amendments to our certificate of incorporation and by-laws.

        Some of these provisions do not currently apply to Motorola and its affiliates.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC modifies or replaces this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offerings described in this prospectus:

     -  Our Report on Form 8-K filed with the SEC on May 29, 2001.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 15, 2001.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 19, 2001, including the portions of our proxy statement for the 2001 Annual Meeting of Stockholders incorporated therein by reference.

        To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in the documents, telephone or write to Mr. Keith A. Zar, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary, Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California, 94928 (telephone number: (707) 584-6820).

        You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and are seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                            THE SELLING STOCKHOLDERS

        The 55,442 shares of our common stock which may be offered under this prospectus are owned by the selling stockholders listed in the table below.

        The selling stockholders identified acquired their shares of common stock in connection with the merger of SP Acquisition Corp., an Iowa corporation and our wholly-owned subsidiary, with and into SoftProse, Inc., an Iowa corporation. Under the Agreement and Plan of Merger we entered into with SoftProse, Inc., we issued shares of our common stock to such selling stockholders in exchange for the shares of common stock of SoftProse, Inc. held by such selling stockholders immediately before the effective time of the merger.

        Because the selling stockholders may sell all or some portion of the shares covered by this prospectus and there are currently no agreements, arrangements or understandings with respect to the sale of any shares, we cannot estimate the number of shares, and the percentage of outstanding shares of common stock, that will be held by any of them after completion of this offering.

        This prospectus also covers any additional shares of common stock which become issuable in connection with shares sold by the prospectus by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

        The following table identifies each selling stockholder and sets forth information to our knowledge as of the date of this prospectus with respect to the number of shares of common stock held by each selling stockholder prior to the offering and the number of shares of common stock which may be offered under this prospectus from time to time by each selling stockholder. Percentage ownership is based on 85,417,975 shares of common stock outstanding as of May 29, 2001.

                                                                               NUMBER OF
                                   NUMBER OF SHARES        PERCENT OF            SHARES
                                     BENEFICIALLY         OUTSTANDING          REGISTERED
SELLING STOCKHOLDER                      OWNED               SHARES              HEREBY
-------------------                ----------------       ------------        ------------
Gopal Miglani..................          56,250                 *                 22,500

Shabnam Miglani................          56,250                 *                 22,500

Paul Freeman...................          10,988                 *                 4,395

Alexander Stagg................           4,100                 *                 1,640

Thomas Brasier.................           4,100                 *                 1,640

Brent Thompson.................           4,100                 *                 1,640

Robert Sharp...................           1,375                 *                  550

Joon Koh.......................            704                  *                  281

Nageen Sharma..................            741                  *                  296

        TOTAL..................          138,608                *                 55,442

---------------
* Less than 1%

                                 USE OF PROCEEDS

        The shares of common stock offered by this prospectus are being sold by the selling stockholders for their own account, and we will not receive any of the proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

        We are registering the common stock on behalf of the selling stockholders. The shares offered by this prospectus may be sold from time to time by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions, which may involve one or more block transactions:

     -  on the Nasdaq National Market;

     -  in the over-the-counter market;

     -  in privately negotiated transactions;

     -  through the writing of options on shares or short sales; or

     -  in a combination of such transactions.

        Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or at such other price as the selling stockholders determine from time to time. Some or all of the shares offered by this prospectus may be sold directly to market makers acting as principals or through brokers acting on behalf of the selling stockholders or as agents for themselves or their customers or to dealers for resale by such dealers. In connection with such sale, such brokers and dealers may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and may receive commissions from the purchasers of shares offered by this prospectus for whom they act as broker or agent, which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved.

        The selling stockholders have sole discretion not to accept any purchase offer or make any sale of shares offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares offered by this prospectus from or through such broker or dealer. The compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The broker-dealer or other financial institutions may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

        To comply with the securities laws of certain jurisdictions, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless (1) the shares offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Also, each selling stockholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. Regulation M's provisions may limit the timing of purchases and sales of shares of the common stock by the selling stockholders.

        Pursuant to the terms of the registration rights agreements related to the acquisition of SoftProse, Inc., we will pay all expenses of the registration of the common stock, except that the selling stockholders will pay any applicable underwriting discounts and commissions, as well as the fees and disbursements of counsel to and experts for the selling stockholders. The selling stockholders will be indemnified by us against certain civil liabilities, including certain civil liabilities under the Securities Act. We will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

        The legality of the shares of common stock offered by this prospectus will be passed upon for us by Latham & Watkins, Menlo Park, California.

                                     EXPERTS

        The consolidated financial statements of Next Level Communications, Inc. as of December 31, 2000 and 1999, and for each of three years in the period ended December 31, 2000, incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses relating to the registration of the securities will be borne by Next Level Communications, Inc. Such expenses are set forth in the table below. All amounts are estimates except the SEC registration fee.


SEC registration fee .......................................      $    93.56
                                                                  ----------
Accounting fees and expenses ...............................      $   15,000
                                                                  ----------
Legal fees and expenses ....................................      $   30,000
                                                                  ----------
Printing fees and expenses .................................      $    5,000
                                                                  ----------
Miscellaneous fees and expenses ............................      $   406.44
                                                                  ----------

        Total ..............................................      $   50,500
                                                                  ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Next Level Communications, Inc.'s Certificate of Incorporation provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Next Level Communications, Inc.'s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Next Level Communications, Inc. and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Next Level Communications, Inc. for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Next Level Communications, Inc. has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Next Level Communications, Inc.'s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

        The following documents are filed as part of this registration statement.

     EXHIBIT NUMBER                        DESCRIPTION
     --------------                        -----------

          2.1 Agreement and Plan of Merger dated as of July 14, 2000 by and among Next Level Communications, Inc., a Delaware corporation, SP Acquisition Corp., an Iowa corporation and a wholly-owned subsidiary of Next Level Communications, Inc., SoftProse, Inc., an Iowa corporation, and the stockholders of SoftProse, Inc.

          4.1 Registration Rights Agreement dated as of July 14, 2000 between Next Level Communications, Inc., a Delaware corporation, and the stockholders of SoftProse, Inc., an Iowa corporation, as set forth on Schedule A thereto.

          5.1            Opinion of Latham & Watkins.

          23.1           Independent Auditors' Consent.

          23.2           Consent of Latham & Watkins (included in Exhibit 5.1).

          24.1 Power of Attorney (included on signature page of this Registration Statement).


ITEM 17.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rohnert Park, state of California, on June 18, 2001.

                                       NEXT LEVEL COMMUNICATIONS, INC.

                                       By:    /s/ James T. Wandrey
                                              ----------------------------------
                                              Name:  James T. Wandrey
                                              Title: Senior Vice President
                                                     and Chief Financial Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James T. Wandrey his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-3, or any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                Title                          Date
           ---------                                -----                          ----
  /s/ J. Michael Norris            Chairman of the Board, Chief Executive    June 18, 2001
-----------------------------               Officer and President
J. Michael Norris                       (Principal Executive Officer)

           Signature                                Title                          Date
           ---------                                -----                          ----
  /s/ James T. Wandrey             Senior Vice President, Chief Financial    June 18, 2001
-----------------------------               Officer and Treasurer
James T. Wandrey                     (Principal Financial and Accounting
                                                  Officer)


  /s/ Eugene Delaney                              Director                   June 18, 2001
-----------------------------
Eugene Delaney


  /s/ Peter W. Keeler                             Director                   June 18, 2001
-----------------------------
Peter W. Keeler


  /s/ Ferdinand C. Kuznik                         Director                   June 18, 2001
-----------------------------
Ferdinand C. Kuznik


  /s/ Paul S. Latchford                           Director                   June 18, 2001
-----------------------------
Paul S. Latchford


  /s/ John McCartney                              Director                   June 18, 2001
-----------------------------
John McCartney


  /s/ James G. Roseland                           Director                   June 18, 2001
--------------------------
James G. Roseland

  /s/ Richard Severns                             Director                   June 18, 2001
-----------------------------
Richard Severns

                                  EXHIBIT INDEX

     EXHIBIT NUMBER                        DESCRIPTION
     --------------                        -----------

          2.1 Agreement and Plan of Merger dated as of July 14, 2000 by and among Next Level Communications, Inc., a Delaware corporation, SP Acquisition Corp., an Iowa corporation and a wholly-owned subsidiary of Next Level Communications, Inc., SoftProse, Inc., an Iowa corporation, and the stockholders of SoftProse, Inc.

          4.1 Registration Rights Agreement dated as of July 14, 2000 between Next Level Communications, Inc., a Delaware corporation, and the stockholders of SoftProse, Inc., an Iowa corporation, as set forth on Schedule A thereto.

          5.1            Opinion of Latham & Watkins.

          23.1           Independent Auditors' Consent.

          23.2           Consent of Latham & Watkins (included in Exhibit 5.1).

          24.1 Power of Attorney (included on signature page of this Registration Statement).